Filed pursuant to Rule 433 | Registration Statement Nos. 333-162219 and 333-162219-01

 RBS PLC LAUNCHES THE RBS NASDAQ-100® TRENDPILOTTM
EXCHANGE TRADED NOTES

Stamford, CT, December 13, 2011

RBS Securities Inc. (RBSSI) today announced the launch of the sixth exchange traded product in its growing suite of Exchange Traded Notes (ETNs). The RBS NASDAQ-100® TrendpilotTM Exchange Traded Notes will be issued by The Royal Bank of Scotland plc (RBS plc) and will be listed on NYSE Arca, Inc. under the ticker “TNDQ.”

The ETNs are designed for investors who seek exposure to the RBS NASDAQ-100® Trendpilot™ Index (USD) (the “Index”), which tracks either the NASDAQ-100® Total Return IndexSM (the “NASDAQ-100® TR Index”) or the yield on a hypothetical notional investment in 3-month U.S. Treasury bills as of the most recent weekly auction (the “T-Bill Rate”), depending on the relative performance of the NASDAQ-100® TR Index on a simple historical moving average basis.

Payment on the ETNs is linked to the performance of the Index, less an investor fee that is deducted at an annualized rate of 1.00% if the Index is tracking the NASDAQ-100® TR Index or an annualized rate of 0.50% if the Index is tracking the T-Bill Rate. Investors have the right to require RBS plc to repurchase the ETNs on a daily basis, subject to a minimum repurchase requirement.  RBS plc, at its sole discretion, may also redeem the ETNs at any time prior to maturity.

“The RBS NASDAQ-100® TrendpilotTM Exchange Traded Notes, like the other ETNs in our TrendpilotTM suite, are designed for investors who seek an objective and transparent trend-following strategy that aims to mitigate, to some extent, the volatility of investing in the NASDAQ-100® Total Return IndexSM,” said Michael Nelskyla, Head of Structured Retail Distribution, Americas.

The NASDAQ-100® TR Index is composed of 100 of the largest non-financial securities listed on The NASDAQ Stock Market® by market capitalization.

"The NASDAQ-100® Total Return IndexSM is an objective, transparent, rules-based index.  A majority of the companies in the index are large-cap companies and many of the companies have been growth companies with a legacy of leadership and innovation,” said John Jacobs, Executive Vice President, NASDAQ.

The final pricing supplement can be found on the SEC website at:
http://sec.gov/Archives/edgar/data/729153/000095010311005179/dp27637_424b5.htm

Filed pursuant to Rule 433 | Registration Statement Nos. 333-162219 and 333-162219-01

Media Enquiries:
The Royal Bank of Scotland plc:
Pholida Phengsomphone
+1 203.897.3350
pholida.phengsomphone@rbs.com

RBS Global Banking & Markets (GBM)
RBS Global Banking & Markets (GBM) division is a leading banking partner to major corporations, financial institutions and public sector clients around the world. GBM provides an extensive range of debt, equity and commodity markets, treasury and investor products, and financial advisory services. The division focuses on long-term customer relationships and excellence in global product execution. GBM is active in the Americas, EMEA and Asia Pacific.

The Royal Bank of Scotland plc (RBS plc) and The Royal Bank of Scotland Group plc (RBS Group) have filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering of ETNs to which this communication relates. Before you invest in any ETNs, you should read the prospectus in that registration statement and other documents that have been filed by RBS plc and RBS Group with the SEC for more complete information about RBS plc and RBS Group, and the offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.
Alternatively, RBS plc, RBS Group, RBS Securities Inc. (RBSSI) or any dealer participating in the offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling 1-855-RBS-3877.

This news release includes the views of representatives of The NASDAQ OMX Group, Inc.  Such views represent those of such representatives only, and not those of RBS Group, RBS plc or any of their affiliates.

NASDAQ®, OMX®, NASDAQ OMX®, NASDAQ-100®, NASDAQ-100 Index® and NASDAQ-100® Total Return IndexSM are registered trademarks and service marks of The NASDAQ OMX Group, Inc. and are licensed for use by RBS plc.

The Index is the property of RBS plc. RBS plc has contracted with The NASDAQ OMX Group, Inc. (which with its affiliates and subsidiaries is referred to as the “Corporations”) to calculate and maintain the Index, either directly or through a third party. Currently, the Index is calculated and maintained by Standard & Poor’s (“S&P”) on behalf of The NASDAQ OMX Group, Inc.  S&P and the Corporations shall have no liability for any errors or omissions in calculating the Index. The ETNs, which are based on the Index, have not been passed on by the Corporations or S&P as to their legality or suitability and are not sponsored, endorsed, sold or promoted by the Corporations or S&P. THE CORPORATIONS AND S&P MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE ETNs.

Copyright © 2011 RBS Securities Inc. All rights reserved. RBS conducts its U.S. securities business through RBS Securities Inc., a U.S. registered broker-dealer, member of FINRA (http://www.finra.org) and SIPC (http://www.sipc.org), and an indirect wholly-owned subsidiary of The Royal Bank of Scotland plc. RBS is the marketing name for the securities business of RBS Securities Inc. Copyright © 2011 RBS Securities Inc. All rights reserved.